Exhibit 2
         [LOGO]                             September 12, 1997
         Fisher Scientific
         International, Inc.


         Contact:  Kevin Clark
                   603-929-2412


                      RECAPITALIZATION OF FISHER SCIENTIFIC
                   IS ADJUSTED TO REFLECT IMPACT OF UPS STRIKE

                   HAMPTON, N.H. -- Fisher Scientific International Inc.

         (NYSE: FSH) and Thomas H. Lee Company have agreed to modify the previously announced recapitalization of Fisher to reflect the adverse impact on Fisher of the United Parcel Service of

         America, Inc. strike and to enhance the likelihood of complet-

         ing the transaction by year-end 1997.


                   Under the amended agreement, shareholders will re-

         ceive in a merger transaction $48.25 in cash for each Fisher share they own, or stock in the recapitalized company.  As in the original agreement, which called for a $51 cash price, ap-

         proximately 97% of Fisher common shares are expected to be ex-

         changed for cash under the new agreement.


                   The amended agreement reduces the possibility that

         the transaction could be impaired by a material adverse effect under the merger agreement.  The amended agreement also

         strengthens the financial commitments for the transaction.


                   The UPS strike significantly reduced Fisher sales for

         the current quarter and substantially increased operating

         costs.  In addition, the company expects







         the strike will materially reduce profitability in the fourth quarter of this year.  Before the strike, Fisher was one of

         UPS's largest customers in terms of annual revenue to the

         shipper.  Although Fisher made the maximum possible use of alternative carriers during the work stoppage and redeployed its 690-person United States sales force to make deliveries, it could not overcome the harmful effects of the strike.


                   The recapitalization is subject to, among other

         things, Fisher stockholder approval at a special meeting to be held in early December 1997.  Proxy materials are expected to be filed shortly with the Securities and Exchange Commission.


                   In another action today, Fisher's board of directors

         declared a regular quarterly dividend of 2 cents per share on the common stock, payable Oct. 15, 1997 to shareholders of record Oct. 1.


                   Fisher Scientific is the world leader in serving

         science, providing more than 245,000 products and services to research, healthcare, industrial, educational and government customers in 145 countries.


                   Thomas H. Lee Company is a Boston-based private

         equity firm focused on identifying and acquiring substantial ownership positions in growth companies.  Founded in 1974, the company currently manages approximately $3 billion of committed capital.  Recent transactions include Experian (formerly TRW)

         Information Systems, Homeside Lending, Safelite Glass and

         Syratech.

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